CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), made as of the first day of August, 1998, is entered into by Homes for America Holdings, Inc., a Nevada corporation with its principal business office at 680-3 West 246th Street, Riverdale, New York 10471 (the "Company"), and International Business & Realty Consultants, L.L.C., a Virginia limited liability company with a business office at 1725 DeSales Street, N.W., Suite 300, Washington, D.C. 20036 (the "Consultant" or "IB&R"), for services to be rendered by an IB&R employee, Robert
M. Kohn ("Kohn"), through the Consultant to the Company.

         The Company has embarked upon a national program to acquire and rehabilitate high quality apartment projects and other multifamily or multiple unit residential projects, using where available tax-exempt or subsidized financing and tax credits available to such projects, especially for what is known in the industry as "affordable housing", and the Consultant, represented by its key employee Kohn who has an established network of brokers, financial institutions, and property owners operating in this industry.

         The Company desires to engage the Consultant, and the Consultant desires to contract with and provide consulting services to the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, including the previous performance by each party from the Commencement Date (described below), now ratified and accepted, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

          1.      Term of Engagement.

         The Company hereby agrees to engage the Consultant, and the Consultant hereby accepts engagement to work with the Company, to provide the Consulting Services (described hereinbelow) upon the terms set forth in this Agreement, for the period that commenced on August 1, 1998 (the "Commencement Date"), and continuing to and including July 31, 2003, renewable thereafter for successive twelve (12) month periods, unless sooner terminated in accordance with the provisions of Section 4 (the "Engagement Period"). Unless either party shall notify the other of its intention not to renew this Agreement before the day sixty (60) days prior to the last day of the then current term, it shall automatically renew for another twelve (12) month period on the same terms as then in effect.

          2. Consulting Services; Officer; Responsibility. (a) The Consultant hereby agrees to provide real estate acquisition and development services, including the preparation and implementation of the Company's business plan, the identification in the national market of prospective acquisitions, the review and due diligence investigation of prospective properties (including the supervision of professional firms therefor), the negotiation and representation of the Company in the acquisitions and the related applications for financing (whether tax-exempt, government-subsidized, conventional, or other) therefor and property fundings, including equity and tax credit sales or joint ventures related to such acquisitions, the development of operation and management plans for acquired properties, and related matters as the business plan of the Company is implemented.

         (b) The Consultant's key employee Kohn shall serve as Director or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time; provided however that his duties, obligations, and responsibilities shall not be materially changed without the written consent of the Consultant and Kohn. Kohn is also referred to herein as an "Officer".

         (c) The Officer is serving in these offices to demonstrate the real estate credentials of the Company and not to perform any services for the Company. The Officers will serve in the designated capacity only during the Engagement Period and only to facilitate the delivery of the Consulting Services. To the extent an Officer receives Proprietary Information in this capacity he shall be governed by the provisions of Section 7 herein below.

         (d) Neither the Officer nor the Consultant is being engaged by this Agreement to be, nor shall either of them be by virtue of the terms of or in consideration of the consulting fees hereunder, responsible for the securities and other compliance related to the raising of capital. An Officer may have the duties customarily assigned to the office designated under Section 2(b) above except where the Board either discharges such duties as a collective body directly or through other designees, as the Company does for example in raising capital, preparing securities disclosures, marketing therefor, and the like, in which instance the Officer shall restrict his presentation and oversight to matters related to the real estate transactions of the Company.

         (e) The Consultant's employee Kohn shall operate out of the Company's business office in Washington, D.C., and shall not be transferred without his written consent. Kohn shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board or such other officer of the Company as may be designated by the Board or the bylaws of the Company. Subject to the terms of this Section 2 Kohn shall cooperate fully with the executive officers of the Company and the Board on all matters affecting the business of the Company. By endorsement the Kohn hereby accepts such office and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him.

         (f) At all times during the performance of services under this Agreement the Company shall indemnify and hold harmless Kohn, the Officer, and the Consultant against any claim, liability, expense, and charge therefor and shall defend it or him at Company expense in any proceeding related thereto (except for gross negligence or wilful misconduct of the indemnified person). This indemnification right shall survive termination of services under this Agreement.

          3.    Payments.

          3.1   Consulting Fee.

         (a) Beginning on the Commencement Date and thereafter for so long as the Consultant shall continue to be engaged hereunder by the Company pursuant to the terms of this Agreement, the Company shall pay the Consultant, in monthly installments, paid in advance on or before the tenth (10th) day of each month, for the period of engagement a monthly consulting fee as follows:

         (1)      For the period from July 1998 to December 1998:
                  the sum of Fifteen Thousand Dollars ($15,000);

         (2) For the period from January to December in each succeeding year during the Term of this Agreement, the sum determined by the Board of Directors of the Company but in no event less than one hundred five per cent (105%) of the monthly consulting fee of the immediately preceding period.

          3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable travel, entertainment, and other expenses incurred or paid by the Consultant in connection with, or related to, the performance of its duties, responsibilities, or services under this Agreement, upon presentation by the Consultant of documentation, expense statements, vouchers, and such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment, and other expenses may be fixed in advance, but not retroactively, by the Board.

          3.3 Indemnification. At all times during the performance of services by the Consultant under this Agreement the Company shall indemnify and hold harmless the Consultant and the Officer against any claim, liability, expense, and charge therefor and shall defend Consultant and the Officers at Company expense in any proceeding related thereto (except for gross negligence or wilful misconduct of Consultant or the Officers). This indemnification right shall survive termination of services under this Agreement.

          3.4     Unrelated Tax Credit Fees and Expense Reimbursement.

         (a) The parties understand and agree that Kohn or an affiliate thereof may receive (i) separate compensation as consulting or brokerage fees or (ii) separate compensation as consulting or brokerage fees for sales of tax credits for Company transactions supervised or conducted by the Consultant or Kohn and subject hereto. Such tax credit fees or commissions and real estate commissions due to Kohn, his affiliate, or to the Consultant for any acquisition, transfer, or sale by the Company or any of its affiliates are separate from monies due under this Agreement and no credit or set-off is allowed for such fees or commissions against obligations of the Company hereunder.

          4. Engagement Termination. The engagement of the Consultant by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 Thirty (30) days after the death or disability of Kohn. As used in this Agreement, the term "disability" shall mean the inability of Kohn, due to a physical or mental disability, for either (a) a period of one hundred twenty
(120) days, whether or not consecutive, during any 360-day period, or (b) a period of ninety (90) consecutive days to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Consultant and the Company, provided that if the Consultant and the Company do not agree on a physician, the Consultant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Consultant. For the purposes of this
Section 4.1, cause for termination shall be deemed to exist upon (a) the willful engaging by the Consultant in gross misconduct resulting in material injury to the Company or willful breach of fiduciary duty, or (b) the nonappealable conviction of the Consultant or of Kohn of, or the entry of a pleading of guilty or nolo contendere by the Consultant or Kohn, to any crime involving moral turpitude or fraud. For purposes of this paragraph, no act, or failure to act, on the Consultant's part shall be considered "willful" unless done, or omitted to be done, by it not in good faith and without reasonable belief that its act or omission was in the best interest of the Company or otherwise not likely to result in material injury thereto.

          4.3 At the election of the Company, in its sole discretion, upon not less than sixty (60) days prior written notice of termination.

          4.4 At the election of the Consultant, in its sole discretion, upon not less than sixty (60) days prior written notice of termination.

          4.5 At the election of the Consultant, upon failure of the Company to perform or observe any of the material terms or provisions of this Agreement, and the failure of the Company to cure such failure within fifteen (15) days after written notice of such failure and demand for performance has been given to the Company by the Consultant, which notice and demand shall describe specifically in detail the nature of such alleged failure to perform or observe such material term or provision, provided that if cure is not possible within such fifteen (15) day period it shall suffice for the Company to commence and diligently pursue thereafter the cure within the shortest reasonable time.

          5.      Effect of Termination.

          5.1 Termination for Death or Disability. If the Consultant's engagement is terminated by death or because of death or disability pursuant to
Section 4.1, the Company shall pay to the Consultant the compensation which would otherwise be payable to the Consultant up to the end of the month in which the termination of its engagement because of death or disability occurs.

          5.2 Termination for Cause. In the event the Consultant's engagement is terminated for cause pursuant to Section 4.2 the Company shall pay to the Consultant the compensation and benefits otherwise payable to it under Section 3 through the last day of its actual engagement by the Company.

          5.3 Termination for Cause or at Election of Either Party. In the event the Consultant's engagement is terminated by the Company pursuant to Section 4.3 the Company shall remain liable to the Consultant for the amount of compensation otherwise due under Section 3.1 through the end of the then current term (either through July 31, 2003, or the current renewal period thereafter) but without liability for costs or reimbursements for any costs incurred after the termination (other than indemnification pursuant to Section 3.3). In the event the Consultant's engagement is terminated at the election of the Consultant pursuant to Section 4.4, the Company shall pay to the Consultant the compensation and benefits otherwise payable to it under Section 3 through the last day of its actual engagement by the Company.

          5.4 No Additional Compensation upon Termination. Even if the Consultant's engagement hereunder is terminated under paragraphs 4.3 or 4.5, the Company shall not be obligated to pay the Consultant any additional severance compensation other than the consulting fees through the date of termination of this agreement.

          5.5 Survival. The provisions of Sections 2(e), 3.3, 5.3, 6, and 7 shall survive the termination of this Agreement.

          6. Non-Compete. (a) During the Engagement Period and for a period of Two (2) Years after the termination or expiration thereof, or until the date (if earlier) Two (2) Years from the last day on which the Consultant received compensation from the Company hereunder, neither the Consultant nor any Officer will directly or indirectly:

  (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing, or selling products or services of the kind or type developed or being developed, produced, marketed, or sold by the Company while the Consultant (or IB&R or Officer, as applicable) was employed by the Company; provided that the limitations in this subsection 6(a)(i) shall not apply in the event the Consultant is terminated pursuant to Section 4.3 or 4.5; or

  (ii) recruit, solicit, or induce, or attempt to, induce, any employee or employees of the Company to terminate their engagement with, or otherwise cease their relationship with, the Company; or

 (iii) solicit, divert, or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Consultant (or Officer, as applicable) while employed by the Company.

         (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period or time, range of activities, or geographic area as to which it may be enforceable.

         (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant (and Kohn and the Officers) to be reasonable for such purpose. The Consultant agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The Company agrees and understands that the restrictions of this Section 6 do not apply to any commercial real estate brokerage activities of the Consultant or Kohn, whether now in process or later undertaken.

          7.    Proprietary Information.

          7.1   Proprietary Information.

         (a) Consultant agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and member, customer, and supplier lists. Consultant will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after its engagement, unless and until such Proprietary Information has become public knowledge without fault by the Consultant, or to comply with the order of a court exercising jurisdiction of the matter.

         (b) Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company.

         (c) Consultant agrees that its obligation not to disclose or use information, know-how, and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records, and tangible property of members of the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant in the course of the Company's business.

          7.2 Other Agreements. Consultant hereby represents that it is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of this engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Consultant further represents that its performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by it in confidence or in trust prior to its engagement with the Company.

          8. Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

          9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

         12. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Nevada.

         13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or the Consultant may be merged or which may succeed to its assets or business.

         14.      General Provisions.

         14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

         14.3 In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         14.4 This Agreement shall be executed in two (2) counterparts each of which shall be deemed an original hereof and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parites hereto have executed this Agreement as of the day and year set forth above intending to be legally bound thereby.


COMPANY:
HOMES FOR AMERICA HOLDINGS, INC.

By: /s/ Robert A. MacFarlane                 ATTEST:
   ----------------------------              [Corporate Seal]
TItle: Chief Executive Officer
                                             By: -------------------------------
                                             Its: (Assistant) Secretary


CONSULTANT:
INTERNATIONAL BUSINESS AND                   ATTEST:
REALTY CONSULTANTS, L.L.C.                   [Corporate Seal]

By: s/s Robert Kohn
   ----------------------------              By: -------------------------------
Title: President                             Its: (Assistant) Secretary


ROBERT M. KOHN                               WITNESS

s/s Robert Kohn                              s/s Megan C. Duke
-------------------------------              -----------------------------------
Robert M. Kohn